Exhibit 99.1

NEWS RELEASE

Contact: Vertis Communications Barry Kohn Chief Financial Officer 410.454.0853

VERTIS COMMUNICATIONS REPORTS 2008 FIRST QUARTER RESULTS

BALTIMORE (May 21, 2008) – Vertis Communications (“Vertis” or the “Company”), a leading provider of targeted advertising, media and marketing solutions, announced results for the three months ended March 31, 2008.

Revenue

Revenue for the first quarter of 2008 was $303.7 million versus $330.7 million in the first quarter of 2007, a decline of 8.2 percent.  Revenue in the Advertising Inserts segment was lower as expected due to reduced volume and the impact of lower paper costs on prices paid by customers.  The overall product mix in the segment was favorable for the quarter, which helped to offset some of the volume decline.  Revenue in the Direct Mail segment was lower by 3.0 percent for the quarter but at slightly higher average pricing due to product mix.

Net Loss

Net loss during the first quarter of 2008 was $41.0 million compared to a $25.2 million net loss in the first quarter of 2007.  Increases in restructuring costs of $6.8 million and fees associated with the financial restructuring of the Company of $4.3 million were primary drivers of the increased loss over the prior year.  Expected volume declines in Advertising Inserts partially offset by improved pricing, which includes product, customer and equipment mix combined with the impact of reduced revenue in Direct Mail segment to contribute to the loss.  The Company continued its investment in lean and continuous improvement aimed at improving productivity and performance as well as upgrading quality and customer service and increasing sales resources which resulted in some near term increased costs.

Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”)

EBITDA in the first quarter of 2008 declined to $7.1 million from $21.3 million for the same period in 2007.  This decrease relates primarily to the increases in restructuring related costs of $11.1 million described above.  Adjusted EBITDA was $19.8 million in the first quarter of 2008, a decline of $4.8 million, or 19 percent, from Adjusted EBITDA of $24.6 million in 2007.  This decline was primarily due to reduced volume, offset by improved pricing.

See below for a reconciliation of EBITDA and Adjusted EBITDA to net loss, which is the most comparable measure under accounting principles generally accepted in the United States (“GAAP”).

Cash and Liquidity

The Company ended the quarter with $1.0 million in cash and debt of $1,175.9 million. In addition, the off-balance sheet accounts receivable facility stood at $106.3 million.  The Company ended the quarter with $26.6 million available under its $250 million senior credit facility.  At March 31, 2008, the last 12-month Adjusted EBITDA calculated for covenant purposes was $127.1 million or $2.1 million above the minimum requirement.

Additional information on the results discussed above is available in the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 20, 2008.

Management Comments

Mike DuBose, chairman and chief executive officer commented, “Our financial results are consistent with our expectations as the Company builds momentum from the operational turnaround plan we put in place last year.  Although the environment remains difficult our initiatives are advancing positively and overall we continue to see significant progress including improvements in operational efficiency, quality, management processes and customer service.”

“As we enter the next phase of our turnaround which is focused on improving our capital structure, we are very comfortable with the strong foundation that has been established over the past year.” DuBose said.

Conference Call

Vertis will be announcing a conference call shortly to discuss earnings for the three months ended March 31, 2008.  Mike DuBose, chairman and chief executive officer, will host the conference call.

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Attachments

Financial Highlights

Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures

Condensed Consolidated Balance Sheets

Condensed Consolidated Statement of Operations

Condensed Consolidated Statement of Cash Flows

Financial Highlights

Following is a summary of Vertis’ results for the three months ended March 31, 2008 and 2007.

Vertis, Inc.

	Three Months Ended March, 31
(Dollars in millions)	2008	2007

Revenue	$303.7	$330.7

Net Loss	$(41.0)	$(25.2)

EBITDA	$7.1	$21.3

Adjusted EBITDA	$19.8	$24.6

For definitions of EBITDA and Adjusted EBITDA, see “Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures” below.

Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures

The following table reconciles the differences between Vertis’ net loss as determined under GAAP, EBITDA and Adjusted EBITDA.

Vertis, Inc.

	Three Months Ended March, 31
(Dollars in millions)	2008	2007

Net loss	$(41.0)	$(25.2)
Add:
Interest expense, net	34.2	32.9
Tax expense	0.2	0.1
Depreciation and amortization	13.7	13.5

EBITDA	$7.1	$21.3
Add:
Restructuring charges	7.7	0.9
Debt restructuring costs	4.3	—
Loss on sale of accounts receivable	1.2	1.8
(Gain) loss on sale of property, plant & equipment	(0.8)	0.3
Management fees (non-cash)	0.3	0.3

Adjusted EBITDA	$19.8	$24.6

Note:

EBITDA represents the sum of net loss, net interest expense, income taxes, depreciation and amortization of intangible assets.  Adjusted EBITDA is used in calculating covenant compliance under the Company’s credit agreements.  Adjusted EBITDA is defined as EBITDA excluding restructuring charges and certain non-cash charges as well as fees on our accounts receivable facility.  EBITDA and Adjusted EBITDA are not measures of financial performance in accordance with GAAP.  You should not consider them as alternatives to net loss as a measure of operating performance.  Our calculation of EBITDA and Adjusted EBITDA may be different from the calculations used by other companies and therefore comparability may be limited.  We present EBITDA to provide additional information regarding our performance and because it is a measure by which we gauge our profitability.  In addition, information concerning Adjusted EBITDA is being presented because it reflects important components included in the financial covenants of the Company’s credit agreements.  The most comparable measure to EBITDA and Adjusted EBITDA in accordance with GAAP is net loss.

Vertis, Inc. and Subsidiaries

Consolidated Balance Sheets

In thousands, except per share amounts

	March 31,	December 31,
	2008	2007
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$994	$6,217
Accounts receivable	71,816	84,267
Inventories	45,995	42,776
Maintenance parts, net	20,329	20,291
Prepaid expenses and other current assets	13,121	10,366
Total current assets	152,255	163,917
Property, plant and equipment, net	317,710	328,026
Deferred financing costs, net	7,846	9,629
Other intangible assets	2,278	2,659
Other assets, net	19,473	23,935
Total assets	$499,562	$528,166

LIABILITIES AND STOCKHOLDER’S DEFICIT
Current Liabilities:
Accounts payable	$100,963	$136,758
Compensation and benefits payable	40,181	39,733
Accrued interest	41,868	13,889
Current portion of long-term debt	187,838	165,454
Other current liabilities	24,166	25,784
Total current liabilities	395,016	381,618
Due to parent	4,793	3,277
Long-term debt	988,108	987,118
Other long-term liabilities	27,652	31,236
Total liabilities	1,415,569	1,403,249

Stockholder’s deficit:
Common stock - authorized 3,000 shares; $0.01 par value; issued and outstanding 1,000 shares
Contributed capital	409,689	409,689
Accumulated deficit	(1,320,941)	(1,279,960)
Accumulated other comprehensive loss	(4,755)	(4,812)
Total stockholder’s deficit	(916,007)	(875,083)
Total liabilities and stockholder’s deficit	$499,562	$528,166

Vertis, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

In thousands

Three Months Ended March 31,	2008	2007
	(Unaudited)

Revenue	$303,705	$330,666

Operating expenses:
Costs of production	243,651	269,092
Selling, general and administrative	43,846	37,450
Restructuring charges	7,691	911
Depreciation and amortization of intangibles	13,691	13,460
Total operating expenses	308,879	320,913
Operating (loss) income	(5,174)	9,753
Other expenses:
Interest expense, net	34,206	32,885
Other, net	1,423	1,962
Total other expenses	35,629	34,847

Loss before income tax expense	(40,803)	(25,094)
Income tax expense	177	106
Net loss	$(40,980)	$(25,200)

Vertis, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

In thousands

Three Months Ended March 31,	2008	2007
	(Unaudited)

Cash Flows from Operating Activities:
Net loss	$(40,980)	$(25,200)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	13,691	13,460
Amortization of deferred financing costs	1,783	1,598
Accretion of long-term debt discount	990	990
Asset impairment	2,554
Gain on sale leaseback	(205)
Provision for doubtful accounts	255	251
Other, net	959	314
Changes in operating assets and liabilities (excluding effect of acquisitions and dispositions):
Decrease in accounts receivable	12,196	59,250
Increase in inventories	(3,219)	(629)
Decrease in prepaid expenses and other assets	1,593	685
Increase (decrease) in accounts payable and other liabilities	11	(11,116)
Net cash (used in) provided by operating activities	(10,372)	39,603
Cash Flows from Investing Activities:
Capital expenditures	(7,407)	(14,581)
Software development costs capitalized	(667)	(312)
Proceeds from sale of property, plant and equipment	2,702	10
Acquisition of business, net of cash acquired		(181)
Net cash used in investing activities	(5,372)	(15,064)
Cash Flows from Financing Activities:
Net borrowings (repayments) under revolving credit facility	22,384	(52,880)
Borrowing under term loan		50,000
Deferred financing costs		(1,710)
Decrease in outstanding checks drawn on controlled disbursement accounts	(11,873)	(13,606)
Advances to parent	(47)	(21)
Net cash provided by (used in) financing activities	10,464	(18,217)
Effect of exchange rate changes on cash	57	10
Net (decrease) increase in cash and cash equivalents	(5,223)	6,332
Cash and cash equivalents at beginning of year	6,217	5,710
Cash and cash equivalents at end of period	$994	$12,042

About Vertis Communications

Vertis Communications is a premier provider of print advertising and direct marketing solutions to America’s leading retail and consumer services companies.  Vertis delivers marketing programs that create strategic value for clients by using proprietary customer research, database targeting technologies, premedia and media services, combined with its world-class printing expertise. Headquartered in Baltimore with over 100 locations in the U.S., Vertis Communications has been recognized as one of Fortune magazine’s “Most Admired Companies” in advertising and marketing. For more information, visit www.vertisinc.com.

This press release and conference call may contain forward-looking statements. The words “believes, “anticipates, “expects, “estimates, “plans, “intends,” and similar expressions are intended to identify forward-looking statements. All forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from projected results. Factors that may cause these differences include fluctuations in the cost of raw materials we use, changes in the advertising, marketing and information services markets, the financial condition of our customers, actions by our competitors, changes in the legal or regulatory environment, general economic and business conditions in the U.S. and other countries, and changes in interest and foreign currency exchange rates.

Consequently, you should consider any such forward-looking statements only as our current plans, estimates, and beliefs. Even if those plans, estimates, or beliefs change because of future events or circumstances, we decline any obligation to publicly update or revise any such forward-looking statements.

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